Exhibit 99.1

Contacts:        For Media:        Ashia Razzaq

MetLife

(212) 578-1538

    For Investors:   John Hall

MetLife

(212) 578-7888

MetLife Announces First Quarter 2019

Preferred Stock Dividend Actions

Declares Series D and Series E Preferred Stock Dividends

Declares Series A Preferred Stock Dividend, Subject to Final Confirmation

NEW YORK, Feb. 15, 2019– MetLife, Inc. (NYSE: MET) today announced that it has declared the following preferred stock dividends:

•	Semi-annual dividend of $29.375 per share on the company’s 5.875% fixed-to-floating rate non-cumulative preferred stock, Series D, with a liquidation preference of $1,000 per share.

•

Quarterly dividend of $351.5625 per share on the company’s 5.625% non-cumulative preferred stock, Series E, with a liquidation preference of $25,000 per share, represented by depositary shares (NYSE: METPrE) each representing 1/1,000th interest in a share of the preferred stock, holders of which will receive $0.3515625 per depositary share.

•

Quarterly dividend of $0.25 per share on the company’s floating rate non-cumulative preferred stock, Series A, with a liquidation preference of $25 per share (NYSE: METPrA), subject to the final confirmation that the company has met the financial tests specified in the certificate of designations for the Series A preferred stock, which the company anticipates will be made and announced on or about March 5, 2019. The New York Stock Exchange has not yet set an ex-dividend date for the Series A preferred stock, and will set an ex-dividend date after the confirmatory announcement.

The above dividends will be payable March 15, 2019, to shareholders of record as of Feb. 28, 2019.

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About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements

This news release may contain or refer to forward-looking statements. Forward-looking statements give expectations or forecasts of the future using terms such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other terms tied to future periods. Results could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements are based on assumptions and expectations. They involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. The company has no obligation to correct or update any forward-looking statement. Parts of this news release may include additional information on forward-looking statements.